Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Latigo Biosciences, Inc. of our report dated March 27, 2026, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is August 3, 2026 relating to the financial statements, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-297518) of Latigo Biotherapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-297518) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 6, 2026